Exhibit 99.1

FINISH LINE REPORTS RECORD FOURTH QUARTER EARNINGS

INDIANAPOLIS March 27, 2003—Alan H. Cohen, President and Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the fourth quarter and fiscal year ended March 1, 2003.

FOURTH QUARTER RESULTS:

Net sales increased 16% (sixteen percent) to $234.4 million for the thirteen weeks ended March 1, 2003 (the “fourth quarter” or “Q4”) compared to $201.6 million reported for the thirteen weeks last year ended March 2, 2002 (“Q4 LY”). Comparable store net sales increased 10% (ten percent) for Q4 on top of an 8% (eight percent) increase reported for Q4 LY.

On a GAAP basis, net income for Q4 was $15.4 million or $.66 per diluted share versus $.36 per diluted share in Q4 LY, an increase of 83%. In the fourth quarter the Company realized a benefit from a gain on a tornado insurance settlement of $.20 per diluted share less asset impairment charges in Q4 of $.04 per diluted share. The Company reported net income for Q4 LY of $9.0 million or $.36 per diluted share that included the benefit from repositioning reversals of $.02 per diluted share. Excluding these items noted above, non-GAAP adjusted diluted earnings per share on a comparable basis to which previous guidance has been provided by the Company would have been $.50 per share in Q4 versus $.34 in Q4 LY, or an increase of 47%.

Diluted weighted average shares outstanding were 23,344,000 for the thirteen weeks ended March 1, 2003, versus 24,750,000 shares outstanding for the thirteen weeks ended March 2, 2002.

FISCAL YEAR RESULTS:

Net sales increased 8% (eight percent) to $757.2 million for the fifty-two weeks ended March 1, 2003 (“Fiscal 2003”) compared to $701.4 million for the fifty-two weeks ended March 2, 2002 (“Fiscal 2002”). Comparable store net sales increased 3% (three percent) for Fiscal 2003 on top of a 4% (four percent) increase for Fiscal 2002.

On a GAAP basis, net income for Fiscal 2003 was $25.0 million or $1.03 per diluted share versus $.75 per diluted share for Fiscal 2002. Included in Fiscal 2003 is the benefit from the gain on the insurance settlement of $.19 per diluted share and repositioning reversal of $.03 per diluted share less asset impairment charges of $.04 per diluted share. The Company reported net income for Fiscal 2002 of $18.4 million or $.75 per diluted share that included a benefit from repositioning reversals of $.05 per diluted share. Excluding these items noted above, Fiscal 2003 non-GAAP adjusted net income per diluted share on a comparable basis to which previous guidance has been provided by the Company would have been $.85 versus $.70 in Fiscal 2002, or an increase of 21%.

Diluted weighted average shares outstanding were 24,221,000 for the fiscal year ended March 1, 2003, versus 24,683,000 shares outstanding for the fiscal year ended March 2, 2002.

Merchandise inventories were $158.8 million at March 1, 2003 compared to $141.9 million at March 2, 2002. On a per square foot basis merchandise inventories at fiscal year end increased approximately 6% (six percent) compared to one year ago.

The Company operated 477 stores at March 1, 2003, an increase of 6% (six percent) over the 449 stores operated one year ago. For the year, the Company opened 37 new stores, remodeled 13 existing stores and closed 9 stores. Total retail square footage increased 5% (five percent) to 2,839,000 at March 1, 2003 versus 2,694,000 at March 2, 2002.

Mr. Cohen stated, “ We are pleased to report an 83% increase (GAAP basis) in diluted earnings per share and a 47% increase in non-GAAP adjusted earnings per share for the fourth quarter of Fiscal 2003 versus the fourth quarter of Fiscal 2002. In addition, our non-GAAP adjusted diluted income per share of $.50 (prior to the gain from insurance settlement net of asset impairment charges) is slightly better than the guidance range of $.47 – 49 we announced in our March 6th sales release. We made progress in all line items of the income statement with SG&A expenses improving 60 basis points, occupancy costs improving 40 basis points in addition to product margins which also improved 40 basis points.’

“Our balance sheet remains strong with $73.9 million in cash and marketable securities and no interest bearing debt. Our stockholders’ equity is $259.5 million, which equates to $10.71 per diluted share. We are well positioned and optimistic as we go forward into Fiscal 2004.”

With the improved Q4 and Fiscal 2003 results, the Company announced it has increased diluted earnings per share (on a GAAP basis) guidance for Q4 of Fiscal 2004 to a range of $.54 to $.56 from $.51 to $.53 and full year Fiscal 2004 to a range of $.99 to $1.03 from $.96 to $1.00. In addition, the Company announced it has raised it’s projected new store opening plan from 45 to 50 resulting in a square footage increase of approximately 7% for Fiscal 2004.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday March 28th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 9297533). Those interested in listening to the call on the web can do so at www.finishline.com click Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 9297533). This replay will be available commencing at approximately 9:45 ET on Friday, March 28th and will remain available through March 31st. In addition, the replay will be available on the web at www.finishline.com click Investor Relations.

Reported results are presented in accordance with accounting principles generally accepted in the United States of America. Adjusted results are non-GAAP and are from continuing operations and exclude the insurance settlement gain related to a tornado, the asset impairment charges and repositioning reversals. The reported results for all operations and reconciliation between reported and non-GAAP adjusted results are attached to this press release.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the Company’s ability to successfully execute and benefit from its repositioning plan; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, activewear and accessories. The Company currently operates 478 stores in 45 states.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended March 1, 2003	Thirteen Weeks Ended March 2, 2002	Fifty-two Weeks Ended March 1, 2003	Fifty-two Weeks Ended March 2, 2002
Net Sales	$234,426	$201,559	$757,159	$701,426
Cost of Sales (including occupancy expenses)	164,400	142,944	542,303	508,533

Gross profit	70,026	58,615	214,856	192,893
Selling, general, and administrative expenses	51,716	45,643	183,072	167,681
Insurance settlement	(7,382)	—	(7,382)	—
Asset impairment charge	1,364	—	1,364	—
Repositioning charge (reversal)	—	(794)	(1,126)	(2,003)
Interest income—net	140	285	814	1,610

Income before income taxes	24,468	14,051	39,742	28,825
Income taxes	9,053	5,058	14,705	10,377

Net income	$15,415	$8,993	$25,037	$18,448

Diluted weighted average shares outstanding	23,344	24,750	24,221	24,683

Diluted net income per share	$0.66	$0.36	$1.03	$0.75

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income	$15,415	$8,993	$25,037	$18,448
Adjustments to GAAP income:
Insurance settlement	(7,382)	—	(7,382)	—
Asset impairment charges	1,364	—	1,364	—
Repositioning charge (reversal)	—	(1,008)	(1,126)	(1,715)

	9,397	7,985	17,893	16,733
Tax effect	2,227	363	2,643	617

Non-GAAP adjusted net income	11,624	8,348	20,536	17,350

Diluted weighted average shares outstanding	23,344	24,750	24,221	24,683

Non-GAAP adjusted diluted net income per share on a comparable basis to previous guidance	$0.50	$0.34	$0.85	$0.70

Condensed Consolidated Balance Sheets

ASSETS	March 1, 2003	March 2, 2003
	Unaudited
Cash and cash equivalents	$73,399	$74,510
Marketable securities	506	3,343
Merchandise inventories	158,780	141,878
Other current assets	14,547	9,894
Property and equipment, net	94,962	90,738
Other assets	7,884	7,984

Total assets	$350,078	$328,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$81,677	$75,779
Deferred rent payments	8,900	8,614
Stockholders’ equity	259,501	243,954

Total liabilities and stockholders’ equity	$350,078	$328,347

CONTACT:

  The Finish Line, Inc., Indianapolis

  Steven J. Schneider, 317/899-1022 ext 3350

Executive Vice President – COO & CFO